As filed with the Securities and Exchange Commission on October 19, 2015

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INLAND REAL ESTATE INCOME TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	2901 Butterfield Road Oak Brook, Illinois 60523 (630) 218-8000	45-3079597
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

The Corporation Trust, Inc.

351 West Camden Street

Baltimore, Maryland 21201

(410) 539-2837

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Michael J. Choate, Esq. Proskauer Rose LLP Three First National Plaza 70 West Madison Suite 3800 Chicago, Illinois 60602-4342 (312) 962-3567	Robert H. Baum Executive Vice President and General Counsel The Inland Real Estate Group, Inc. 2901 Butterfield Road Oak Brook, Illinois 60523 (630) 218-8000

As soon as practicable following effectiveness of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, $0.001 par value per share	25,000,000	$9.50	$237,500,000	$0

(1) The proposed maximum offering price per share will be equal to $9.50 per share until adjusted by our board of directors.

(2) Pursuant to Rule 457(p) under the Securities Act, the Registrant hereby offsets the entire registration fee due under this registration statement with a portion of the remaining amount of the filing fee associated with the unsold securities from the Registrant’s registration statement on Form S-11, filed with the Securities and Exchange Commission on September 12, 2011, as amended (File No. 333-176775), registering securities for a maximum aggregate offering price of $1,785,000,000 (the “Prior Registration Statement”). Of that amount, the Registrant sold securities with an aggregate offering price of approximately $853,000,000. The associated filing fee for the unsold securities under the Prior Registration Statement is hereby used to offset the entire current registration fee due of $23,917.

INLAND REAL ESTATE INCOME TRUST, INC.

Prospectus

Amended and Restated Distribution Reinvestment Plan — 25,000,000 Shares

Inland Real Estate Income Trust, Inc. is a Maryland corporation, sponsored by Inland Real Estate Investment Corporation, or “IREIC,” formed to acquire and own, directly or indirectly, a portfolio of commercial real estate located throughout the United States.  We may invest in retail properties, office buildings, multi-family properties and industrial/distribution and warehouse facilities, with a focus on retail properties. We may acquire these properties directly or through joint ventures. We also may invest in real estate-related equity securities as well as commercial mortgage-backed securities.  We have elected to be taxed, and currently qualify, as a real estate investment trust for U.S. federal income tax purposes, or REIT, commencing with the tax year ended December 31, 2013.

With this prospectus we are offering participation in our amended and restated distribution reinvestment plan (referred to herein as the “DRP”), which is designed to provide existing holders of shares of our common stock with a convenient method to invest the cash distributions on all or a portion of their shares in additional shares of our common stock. The DRP is being amended, effective as of November 2, 2015, which is 10 days following the date that notice of the amendment is being mailed to current DRP participants. Some of the significant features of the DRP are as follows:

•        Stockholders may purchase additional shares, if desired, by automatically reinvesting all or a portion of their cash distributions in shares under the DRP.

•        The purchase price for shares under the DRP will be $9.50 per share until such time as we report an estimated value of our shares.  On and after the date on which we report an estimated value of our shares, the purchase price under the DRP will be equal to the estimated value of a share of our common stock, as determined by our board of directors and reported by us from time to time.

•        Stockholders may participate in the DRP by completing and executing the Distribution Election Change Form, referred to herein as the “election form,” or other appropriate authorization form. If you are already enrolled in the DRP, no action is required.

•        Stockholders may terminate participation in the DRP at any time without penalty by delivering written notice to us.  In addition, we may amend, suspend or terminate the DRP at any time, without the prior consent of stockholders.

•        Distributions reinvested in shares under the DRP are still taxable even though they will be reinvested in our shares of common stock pursuant to the DRP.

The Offering

Number of Shares Being Offered	Offering Price Per Share (1)	Maximum Proceeds (Before Expenses)
25,000,000	$9.50	$237,500,000

(1) The proposed offering price per share will be equal to $9.50 per share until adjusted by our board of directors.

This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and Item 1A of Part II of any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended (referred to herein as the “Exchange Act”).

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No one is authorized to make any statement about this offering different from those that appear in this prospectus. The use of projections or forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence that may flow from an investment in this offering is not permitted.

Inland Real Estate Income Trust, Inc. is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940 and is not subject to regulation thereunder.

The date of this prospectus is October 19, 2015

SUITABILITY STANDARDS

An investment in our common stock involves significant risk and is suitable only for persons who have adequate financial means, desire a relatively long-term investment and who will not need immediate liquidity from their investment. Persons who meet this standard and seek to diversify their personal portfolios with a real estate-based investment, preserve capital, receive current income, obtain the benefits of potential long-term capital appreciation and who are able to hold their investment for a time period consistent with our liquidity plans are most likely to benefit from an investment in our company. On the other hand, we caution persons who require immediate liquidity or guaranteed income, or who seek a short-term investment not to consider an investment in our common stock as meeting these needs.

We have established suitability standards for investors interested in purchasing shares of our common stock. These suitability standards require that an investor have, excluding the value of an investor’s home, home furnishings and automobiles, either:

•	minimum net worth of at least $250,000; or
•	minimum annual gross income of at least $70,000 and a minimum net worth of at least $70,000.

Several states have established suitability requirements that are more stringent than the standards that we have established and described above. Shares will be sold to investors in these states only if they meet the special suitability standards set forth below. In each case, these special suitability standards exclude from the calculation of net worth the value of the investor’s home, home furnishings and automobiles.

•	California – In addition to meeting the applicable minimum suitability standards set forth above, your investment may not exceed 10% of your “net worth.” You must have either (1) a minimum net worth of at least $250,000 or (2) a minimum annual gross income of at least $70,000 and a minimum net worth of at least $100,000.
•	Nebraska – You must have either (1) a minimum net worth of at least $350,000 or (2) a minimum annual gross income of at least $70,000 and a minimum net worth of at least $100,000.
•	Kentucky, Missouri, Nebraska, Oregon, Pennsylvania and Tennessee – In addition to meeting the applicable minimum suitability standards set forth above, your investment may not exceed 10% of your “liquid net worth,” defined as the remaining balance of cash and other assets easily converted to cash after subtracting the investor’s total liabilities from total assets.
•	Alabama, Iowa, Michigan, New Mexico and North Dakota – In addition to meeting the applicable minimum suitability standards set forth above, your investment in us and other IREIC-sponsored real estate programs may not exceed 10% of your “liquid net worth,” defined as the remaining balance of cash and other assets easily converted to cash after subtracting the investor’s total liabilities from total assets.
•	Massachusetts and New Jersey – In addition to meeting the applicable minimum suitability standards set forth above, your investment in our securities and similar direct participation investments may not exceed 10% of your “liquid net worth,” defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.
•	Ohio – In addition to meeting the applicable minimum suitability standards set forth above, your investment in us, other IREIC-sponsored real estate programs and other non-traded REITs may not exceed 10% of your “liquid net worth,” defined as that portion of your net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

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•	Kansas and Maine – In addition to meeting the applicable minimum suitability standards set forth above, the Office of the Kansas Securities Commissioner and the Maine Office of Securities recommend that an investor’s aggregate investment in our securities and similar direct participation investments should not exceed 10% of the investor’s “liquid net worth,” defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

As used above, “other IREIC-sponsored real estate programs” means Inland Residential Properties Trust, Inc., but does not include InvenTrust Properties Corp. (formerly, Inland American Real Estate Trust, Inc.), a REIT previously sponsored by IREIC, which internalized its management in March 2014, and Inland Real Estate Corporation or Retail Properties of America, Inc. (formerly, Inland Western Retail Real Estate Trust, Inc.), REITs previously sponsored by IREIC, each of which are publicly traded on the New York Stock Exchange.

In the case of sales to fiduciary accounts (such as an IRA, Keogh Plan or pension or profit-sharing plan), these minimum suitability standards must be satisfied by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase shares of our common stock if the donor or the grantor is the fiduciary. In the case of gifts to minors, the minimum suitability standards must be met by the custodian of the account or by the donor.

You must notify DST Systems, Inc., the administrator, in the event that, at any time during your participation in the DRP, there is any material change in your financial condition, as compared to information previously provided to your broker or financial advisors, or inaccuracy of any representation under the subscription agreement for your initial purchase of shares of our common stock, including specifically with respect to the concentration limits applicable to residents of certain states. A “material change” also includes any anticipated or actual material decrease in your net worth or annual gross income, or any other material change in circumstances that may be likely to cause you to fail to meet the minimum income and net worth standards or the concentration limits set forth above for your initial purchase of shares or cause your broker or financial advisor to determine that an investment in shares of our common stock is no longer suitable and appropriate for you.

RESTRICTIONS IMPOSED BY THE PATRIOT AND RELATED ACTS

In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the “USA PATRIOT ACT”), the shares of common stock offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “unacceptable investor.” “Unacceptable investor” means any:

•	person or entity who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the U.S. Treasury Department;
•	person acting on behalf of, or any entity owned or controlled by, any government against whom the U.S. maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;
•	person or entity who is within the scope of Executive Order 13224-Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;

•	person or entity subject to additional restrictions imposed by the following statutes or regulations and executive orders issued thereunder: the Trading with the Enemy Act, the Iraq Sanctions Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Export Financing and Related Programs Appropriations Act or any other law of similar import as to any non-U.S. country, as each such act or law has been or may be amended, adjusted, modified or reviewed from time to time; or
•	person or entity designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations or executive orders as may apply in the future similar to those set forth above.

PROSPECTUS SUMMARY

Inland Real Estate Income Trust, Inc.

Inland Real Estate Income Trust, Inc., a Maryland corporation, was incorporated in August 2011 to acquire and own a portfolio of commercial real estate located throughout the United States. We have elected to be taxed, and currently qualify, as a REIT.

We may acquire retail properties, office buildings, multi-family properties and industrial/distribution and warehouse facilities. Within these property types, we will focus primarily on “core” real estate assets. “Core” real estate assets are those assets that typically satisfy some, but not necessarily all, of the following criteria:

•	properties located within major regional markets or accelerating secondary markets;
•	properties with above-market occupancy rates, with leases that provide for market rental rates and that have staggered maturity dates; and
•	properties that have anchor tenants with strong credit ratings.

Core real estate assets also typically generate predictable, steady cash flow and have a lower risk profile than non-core real estate assets.

We may purchase existing or newly-constructed properties as well as properties that are under development or construction, including those where development has not yet commenced. In addition, in all cases, we may acquire or develop properties directly, by purchasing the property, also known as a “fee interest,” or through joint ventures, including joint ventures in which we do not own a controlling interest.

To date, we have focused on acquiring retail properties. As of September 30, 2015, we, directly or indirectly, owned fee simple interests in 47 retail properties. Our management team continues to believe that we can produce better risk adjusted returns by investing in multi-tenant necessity-based retail shopping centers than other types of commercial real estate. We will continue to focus on retail properties unless and until the returns from other property types exceed those that we believe are available from investing in retail.

Our office is located at 2901 Butterfield Road, Oak Brook, Illinois 60523. Our toll-free telephone number is 800-826-8228 and our website address is www.inlandincometrust.com.

Terms of the Offering

We are offering up to 25,000,000 shares of our common stock to our existing stockholders pursuant to the DRP at a price equal to $9.50 per share until such time as we report an estimated value of our shares. On and after the date on which we report an estimated value of our shares, the purchase price under the DRP will be equal to the estimated value of a share of our common stock, as determined by our board of directors and reported by us from time to time. Assuming that the DRP has not been terminated or suspended in connection with a listing, if a listing occurs, participants will be able to purchase shares at a price equal to 100% of the average daily open and close sales price per share, as reported by the national securities exchange or inter-dealer quotation system, whichever is applicable, on any distribution payment date.

This offering must be registered or exempt from registration in every state or jurisdiction in which we offer or sell shares. If this offering is not exempt from registration in a particular state or jurisdiction, the required registration generally is effective for a period of one year.  Therefore, we may have to stop offering and selling shares in any state or jurisdiction in which the registration is not renewed annually and the offering is not otherwise exempt from registration.  In the event that we are not able to offer and sell shares in any particular state or jurisdiction, we will pay cash distributions to the residents of that state or jurisdiction until we are able to register, or obtain an exemption for, the offering.

Amended and Restated Distribution Reinvestment Plan

This prospectus describes our DRP, pursuant to which you may have the distributions you receive reinvested in shares of our common stock. Regardless of your participation in our DRP, you will be taxed on your distributions to the extent of our earnings and profits attributable to such distributions, and participation in our DRP would mean that you will have to rely solely on sources of cash other than distributions from which to pay such taxes. As a result, you may have a tax liability without receiving cash distributions to pay such liability. We may amend, suspend or terminate the DRP at any time, without the prior consent of stockholders.

Use of Proceeds

The proceeds generated from the offer and sale of shares pursuant to the DRP will be used for general corporate purposes, including, without limitation, investing in real estate and real estate-related securities, paying fees and other costs, repaying debt, funding capital improvements and funding repurchases under our share repurchase program.

Incorporation by Reference

The registration statement, of which this prospectus is a part, incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2014, our Quarterly Report on Form 10-Q for the period ended March 31, 2015, our Quarterly Report on Form 10-Q for the period ended June 30, 2015, our definitive proxy statement for our 2015 Annual Meeting of Stockholders, as well as all future documents we file with the Securities and Exchange Commission (referred to herein as the “SEC”) pursuant to certain sections of the Exchange Act. These documents contain information about us which supplements the information in this prospectus. See “Incorporation of Certain Information by Reference.”

RISK FACTORS

Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and Item 1A of Part II of any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Exchange Act.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future and are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Similarly, statements that describe or contain information related to matters such as management’s intent, belief or expectation with respect to the company’s financial performance, investment strategy and portfolio, cash flows, growth prospects, legal proceedings, amount and timing of anticipated future cash distributions and other matters are forward-looking statements.  Discussions containing these forward-looking statements may be found, among other places, in the “Use of Proceeds” section of this prospectus and the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC, as well as any similar statements contained in future Quarterly Reports on Form 10-Q, Current Reports on Form 8-K or Annual Reports on Form 10-K which are hereby incorporated by reference upon their subsequent filing with the SEC. These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control, that could cause actual results to differ materially from those anticipated in the forward-looking statements.  These factors include, but are not limited to: market and economic challenges experienced by the U.S. economy or real estate industry as a whole, and the local economic conditions in the markets in which the company’s properties are located; the company’s ability to refinance maturing debt or to obtain new financing on attractive terms; the availability of cash flow from operating activities to fund distributions; and future increases in interest rates.

Our actual results of operations and execution of our business strategy could differ materially from what is expressed in, or implied by, the forward-looking statements. In addition, past financial and operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition and ability to pay distributions. Except as required by federal securities law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the date of documents incorporated by reference herein that include forward-looking statements.

SUMMARY OF OUR AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

Purpose of the DRP

Our amended and restated distribution reinvestment plan provides our stockholders with a simple and convenient way to invest cash distributions in additional shares of common stock.  The DRP is intended to be used by our stockholders as a vehicle for long-term investments in the common stock.  Stockholders who elect to participate in the DRP authorize us to reinvest distributions on all or a portion of their shares to purchase additional shares of common stock, including fractional shares. A participant is not able to acquire common stock under the program if the purchase will cause him or her to exceed the 9.8% ownership limit or will violate any of the other share transfer and ownership restrictions imposed by our charter.  The shares of our common stock purchased through our DRP are issued only in book entry form.

Common stock is purchased under the DRP on the applicable payment date for the distribution used to purchase the common stock. Distributions on common stock acquired under the DRP are paid at the same time that distributions are paid on common stock purchased outside the plan.

DST serves as the plan administrator. DST administers the plan, keeps records and provides each participant with a summary statement of his or her reinvestment account. The summary statements will be provided to participants on a monthly basis until the end of 2015 and, thereafter, on a quarterly basis.

Any stockholder who has received a copy of this prospectus and has shares registered in his or her name is eligible to participate in the DRP. Stockholders who own shares not registered in their name (e.g., registered in the name of a bank or trustee holding shares of common stock on their behalf) should consult with the entity holding their shares to determine if it can enroll in the plan.  Stockholders will not be eligible to participate in the DRP, however, if they reside in a jurisdiction in which it is unlawful or unduly burdensome for the company or the plan administrator to let them participate.

How to Enroll in the DRP

Stockholders who are eligible to participate in the plan may join the plan at any time by properly completing a distribution election form. By signing the election form, stockholders certify that they have received and read a copy of this prospectus and agree to abide by the terms and conditions of the DRP. A stockholder may enroll all, or less than all, of the shares registered in his or her name. If the stockholder’s election form is received by the administrator prior to the distribution payment date, reinvestment of distributions will begin with that distribution payment date. If the election form is received on or after the distribution payment date, the distribution payment will be made in cash and reinvestment of distributions on the enrolled shares will begin with the next following distribution payment date. Distribution and voting rights as to any purchased shares typically commence on the applicable distribution payment date. Once enrolled in the plan, a stockholder may change his or her reinvestment options at any time by completing a new election form. Any change in reinvestment option must be received by the administrator not later than five days prior to the next distribution payment date in order to make a change with respect to that distribution payment.

As stated in the election form, enrollment in the DRP requires a broker dealer be current on the applicable stockholder’s account. Removal of the broker dealer will result in automatic termination in the DRP.

Purchase Price of the Shares

The price per share for shares of common stock purchased under the DRP will be equal to $9.50 per share until such time as we report an estimated value of our shares. On and after the date on which we report an estimated value of our shares, the purchase price under the DRP will be equal to the estimated value of a share of our common stock, as determined by our board of directors and reported by us from time to time. Assuming that the DRP has not been terminated or suspended in connection with a listing, if a listing occurs, participants will be able to purchase shares at a price equal to 100% of the average daily open and close sales price per share, as reported by the national securities exchange or inter-dealer quotation system, whichever is applicable, on any distribution payment date.

The number of shares purchased for each participant depends upon the aggregate amount of his or her cash distributions and the purchase price per share, as described above. We do not issue shares of common stock to participants under the plan to the extent that the issuance will cause the participant to own in excess of 9.8% in value of our issued and outstanding shares of stock or 9.8% in value or in number of shares, whichever is more restrictive, of our issued and outstanding shares of common stock, unless these limitations are waived by our board. We will deduct from the amount of cash distribution to be invested for you any amount that we are required to deduct for tax withholding purposes.

All shares of common stock held under the plan as of a given record date are entitled to the distributions, if any, that we declare and pay.

Amendment, Suspension and Termination of the DRP

Participants may terminate their participation in the plan at any time by completing the appropriate form and returning the completed form to the plan administrator. We reserve the right to terminate the participation of any participant who, in our sole discretion, is abusing the plan or causing undue expense. As stated in the election form, removal of the applicable broker dealer from a participant’s account will result in automatic termination in the DRP.

We may amend, modify, suspend or terminate the DRP at any time, in whole or in part, or in respect to participants in one or more jurisdictions, without the prior consent of participants in the DRP. In the event that we amend, suspend or terminate the DRP, however, we will mail participants notice of the change at least ten calendar days prior to the change, and we will disclose the change in a report filed with the SEC on either Form 8-K, Form 10-Q or Form 10-K, as appropriate.

Neither we nor our affiliates receive a fee for selling shares through the DRP.  We do not warrant or guarantee that participants will acquire shares at the lowest possible price through the plan.

Our Liability under the DRP

Under Maryland law and our charter and bylaws, our directors are deemed to be in a fiduciary relationship to us and our stockholders.  However, a director will have no liability under Maryland law for monetary damages if the director performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests, and with the care that an ordinarily prudent person in a like position would use under similar circumstances.  Under Maryland law, the third party challenging the act of a director has the burden of showing that the director did not satisfy this standard of care.  In addition, we have provided in our charter that no director or officer will be liable to us or to any stockholder for money damages to the extent that Maryland law, in effect from time to time, permits the limitation of the liability of directors and officers of a corporation and we have included a requirement in our charter and bylaws that we indemnify and pay, advance or reimburse reasonable expenses to any director or officer from and against any liability or loss to which the director or officer may become subject or which the director or officer may incur by reason of his or her service as a director or officer.  Thus, except as described below, our directors and officers will not be liable for monetary damages unless:

•                  the person actually received an improper benefit or profit in money, property or services; and

•                  the person is held liable based on a final judgment that the person’s action, or failure to act, was the result of active and deliberate dishonesty which was material to the cause of action before the court.

Except as described below, our directors and officers will be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•                  the act or omission of the person was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•                  the person actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.  However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

Subject to the limitations in our charter and bylaws described below, we will indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay, advance or reimburse reasonable expenses to any director, officer and employee of the company and our business manager and our real estate managers and each of their affiliates (each an “Indemnified Party”) from and against any liability or loss to which the Indemnified Party may become subject or which the Indemnified Party may incur by reason of his, her or its service as a director, officer or employee of the company, the business manager, the real estate managers and their respective affiliates.

We will not indemnify an Indemnified Party unless:

•                  the directors have determined, in good faith, that the course of conduct that caused the loss or liability was in the best interest of the company;

•                  the Indemnified Party was acting on our behalf or performing services for us;

•                  the liability or loss was not the result of gross negligence or willful misconduct by any independent director or negligence or misconduct by any other Indemnified Party (excluding the independent directors); and

•                  the indemnification or agreement to be held harmless is recoverable out of our net assets only and not from the personal assets of any stockholder.

Notwithstanding the above, we will not indemnify a director, officer or employee of the company or the business manager or any real estate manager or their affiliates for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are satisfied:

•                  there has been a successful adjudication on the merits of each count involving alleged material securities law violations;

•                  the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•                  a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made and the court considering the request has been advised of the SEC’s position and the published opinions of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

In accordance with Maryland law and our charter and bylaws, we will advance amounts to an Indemnified Party for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are satisfied:

•                  the legal action relates to acts or omissions relating to the performance of duties or services by the person seeking indemnification for us or on our behalf;

•                  the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically permits us to advance expenses; and

•                  the Indemnified Party receiving advances undertakes in writing to repay the advanced funds to the company, together with the applicable legal rate of interest thereon, in cases in which such party is found not to be entitled to indemnification.

We have the power to purchase and maintain insurance or provide similar protection on behalf of an Indemnified Party against any liability or loss asserted that was incurred in any such capacity with the company or arising out of such status.  Nothing contained in our charter will constitute a waiver by any Indemnified Party of any right which he, she or it may have against any party under federal or state securities laws.  We will also have power to enter into any contract for indemnity and advancement of expenses with a director, officer, employee or agent to the extent consistent with law and our charter.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (referred to herein as the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

YOU SHOULD RECOGNIZE THAT WE CANNOT ASSURE A PROFIT OR PROTECT

AGAINST A LOSS ON THE SHARES PURCHASED FOR YOU UNDER THE DRP.

Governing Law

The terms and conditions of the DRP and its operation are governed by the laws of the State of Maryland.

Contact for Answers to Questions Regarding the DRP

All inquiries regarding the DRP should be sent to:

Inland Real Estate Income Trust, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Ms. Roberta S. Matlin

USE OF PROCEEDS

The proceeds generated from the offer and sale of shares pursuant to the DRP will be used for general corporate purposes, including, without limitation, investing in real estate and real estate-related securities, paying fees and other costs, repaying debt, funding capital improvements and funding repurchases under our share repurchase program.  We cannot predict with any certainty how much of the DRP proceeds will be used for any of the above purposes, and we have no basis for estimating the number of shares that will be sold.

We will pay actual expenses incurred in connection with registering and offering the DRP shares, including but not limited to legal fees, printing expenses, mailing costs, SEC and blue sky registration fees.

DILUTION

Our net tangible book value as of June 30, 2015 was approximately $527.2 million, or $7.39 per share. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay and the net tangible book value per share immediately after this offering. Net tangible book value per share is calculated by subtracting our total tangible liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock issued and outstanding. After giving effect to the sale by us of 25 million shares of common stock offered pursuant to the DRP at an offering price of $9.50 per share, our net tangible book value as of June 30, 2015 would have been approximately $764.7 million, or $7.94 per share. This represents an immediate increase in the net tangible book value of $0.55, or 7.4%, per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $(1.56), or (16.4)%, per share for shares of our common stock purchased pursuant to this offering by DRP participants. Thus, an investor paying $9.50 per share pursuant to the DRP will incur an immediate book value dilution of $1.56 per share.

The following table illustrates this per share dilution:

Per share offering price of shares issuable pursuant to the DRP	$9.50
Net tangible book value of each common share at 06/30/15	$7.39
Pro forma net tangible book value of each common share assuming the completion of this offering(1)	$7.94
Pro forma increase in net tangible book value per common share to existing stockholders attributable to this offering	$0.55
Pro forma decrease (dilution) in net tangible book value per common share for DRP shares purchased pursuant to this offering by DRP participants	$(1.56)

(1) This figure assumes that we received net proceeds of $237,500,000 from this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a brief summary of the United States federal income tax considerations that are likely to be material to participants in the DRP. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated under the Code, which we refer to as the Treasury Regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. Any such change could affect the validity of this discussion.

No ruling on the U.S. federal, state, or local tax considerations relevant to a security holder’s participation in the DRP has been requested from the United States Internal Revenue Service, or the IRS, or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This discussion does not address (i) U.S. federal taxes other than income taxes or (ii) state, local or non-U.S. taxes. In addition, this discussion does not purport to address the U.S. federal income or other tax considerations applicable to holders of our shares of common stock that are subject to special treatment under U.S. federal income tax law, including, for example:

•	financial institutions;

•	partnerships or entities treated as partnerships for U.S. federal income tax purposes and investors therein, S corporations or other pass-through entities;

•	insurance companies;

•	pension plans or other tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold their common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	REITs;

•	certain U.S. expatriates;

•	persons whose “functional currency” is not the U.S. dollar; and

•	persons who acquired our shares of common stock through the exercise of an employee stock option or otherwise as compensation.

This summary assumes that security holders hold our common stock as a capital asset, which generally means as property held for investment. In addition, this summary generally does not address tax consequences to persons who are not “U.S. Stockholders.” In general, a “U.S. Stockholder” is a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) who or that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under current Treasury Regulations to continue to be treated as a United States person.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds shares of our common stock and participates in the DRP, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership that holds shares of common stock and participates in the DRP should consult its own tax advisors regarding the tax consequences to the partner of participation in the DRP.

Prospective investors are urged to consult their tax advisors in order to determine the U.S. federal, state, local, foreign and other tax consequences to them of participation in the DRP and the effect of potential changes in the applicable tax laws.

Reinvestment of dividends and distributions. If a U.S. Stockholder elects to participate in the DRP and is subject to U.S. federal income taxation, the U.S. Stockholder will be taxable on its distributions regardless of having elected to have the distributions withheld and reinvested pursuant to the DRP rather than receive the distributions in cash. Specifically, the U.S. Stockholder will be treated as having received the distribution from us in cash and then applying such distribution to the purchase of additional shares of our common stock. In addition, to the extent shares of our common stock are purchased through the DRP at a discount to their fair market value, the U.S. Stockholder will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount.

As long as we qualify as a REIT, as in the case of non-reinvested cash distributions, the distributions that are reinvested under the DRP (and not designated as capital gain dividends or qualified dividend income), including the discount from fair market value, will be taxable to a U.S. Stockholder to the extent of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) allocable to the distributions as ordinary income.

Distributions in excess of current and accumulated earnings and profits are treated first as a tax-deferred return of capital to the U.S. Stockholder, reducing the U.S. Stockholder’s tax basis in his, her or its common stock by the amount of such distribution, and then as capital gain. Because our earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a tax-deferred return of capital. Additionally, because distributions in excess of earnings and profits reduce the U.S. Stockholder’s basis in our stock, this will increase the U.S. Stockholder’s gain, or reduce the U.S. Stockholder’s loss, on any subsequent sale of the stock. Distributions that are designated as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its stock. However, corporate stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income.

With respect to U.S. Stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. Stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Stockholders as capital gain; provided, that the U.S. Stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(i)	the qualified dividend income received by us during such taxable year from C corporations, including any taxable REIT subsidiaries (generally, dividends that we receive will be treated as qualified dividends if the dividends are received from a regular, domestic C corporation, such as taxable REIT subsidiaries, and specified holding period and other requirements are met);

(ii)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(iii)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of i. above if the dividends are received from a regular, domestic C corporation, such as any taxable REIT subsidiaries, and specified holding period and other requirements are met.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a stockholder’s current or suspended passive losses. Corporate stockholders cannot claim the dividends-received deduction for such dividends unless we lose our REIT qualification. Although U.S. Stockholders generally will recognize taxable income in the year that a distribution is received, any distribution we declare in October, November or December of any year and is payable to a U.S. Stockholder of record on a specific date in any such month will be treated as both paid by us and received by the U.S. Stockholder on December 31st of the year it was declared even if paid by us during January of the following calendar year. Because we are not a pass-through entity for U.S. federal income tax purposes, U.S. Stockholders may not use any of our operating or capital losses to reduce their tax liabilities.

A U.S. Stockholder’s tax basis in our common stock acquired under the DRP generally will equal the total amount of distributions such U.S. Stockholder is treated as receiving. The holding period in the U.S. Stockholder’s common stock generally begins on the day following the date on which the common stock is credited to the U.S. Stockholder’s DRP account.

Disposition. When a U.S. Stockholder withdraws shares from the DRP, the U.S Stockholder will not realize any taxable income. In general, the sale of our common stock received under the DRP and held for more than 12 months will produce long-term capital gain or loss. All other sales will produce short-term gain or loss. In each case, the gain or loss is equal to the difference between the amount of cash and fair market value of any property received from the sale and the U.S. Stockholder’s adjusted tax basis in the common stock sold. However, any loss from a sale or exchange of common stock by a U.S. Stockholder who has held such stock for six months or less generally will be treated as a long-term capital loss, to the extent that the U.S. Stockholder treated our distributions as long-term capital gain. The use of capital losses is subject to limitations.

Backup Withholding and Information Reporting. In general, any distribution reinvested under the DRP is not subject to U.S. federal income tax withholding, unless you are not a U.S. Stockholder and as such are otherwise subject to such withholding on cash dividends received from us, in which case, only the net amount of the distribution, after deduction for any such withholding, will be reinvested under the DRP. We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid, regardless of whether distributions are reinvested pursuant to the DRP, unless the U.S. Stockholder (i) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number or social security number on an IRS Form W-9 (or appropriate substitute form), certifies under penalties of perjury that such number is correct and that such U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide his, her or its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. Stockholder who fails to certify its non-foreign status. Backup withholding amounts will be withheld from distributions before those distributions are reinvested under the DRP. Therefore, if a U.S. Stockholder is subject to backup withholding, such U.S. Stockholder’s distributions to be reinvested under the DRP will be reduced by the backup withholding amount.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against such U.S. Stockholder’s U.S. federal income tax liability; provided, that the required information is furnished to the IRS.

We will send an IRS Form 1099-DIV to you and to the IRS after the end of each year, reporting all distribution income you received during the year on your common stock.

Foreign Accounts. Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. A withholding tax of 30% generally will be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to (a) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owners) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (b) a non-financial foreign entity (as the beneficial owner or, in certain cases, as an intermediary for the beneficial owners) unless such entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements. These rules generally will apply to all payments of dividends on our common stock and generally will apply in the future to payments of gross proceeds from a sale or other disposition of our common stock after December 31, 2016. We will not pay any additional amounts in respect of any amounts withheld. You are encouraged to consult your tax advisor regarding the particular consequences to you of this rule.

Medicare Tax. Certain net investment income earned by U.S. citizens and resident aliens and certain estates and trusts is subject to a 3.8% Medicare tax. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of shares of stock. You should consult your tax advisors regarding the effect, if any, of this tax on your ownership and disposition of shares of our common stock.

PLAN OF DISTRIBUTION

We are offering a maximum of 25,000,000 shares to our current stockholders through the DRP.  The purchase price under the DRP will be equal to $9.50 per share until such time as we report an estimated value of our shares. On and after the date on which we report an estimated value of our shares, the purchase price under the DRP will be equal to the estimated value of a share of our common stock, as determined by our board of directors and reported by us from time to time. Assuming that the DRP has not been terminated or suspended in connection with a listing, if a listing occurs, participants will be able to purchase shares at a price equal to 100% of the average daily open and close sales price per share, as reported by the national securities exchange or inter-dealer quotation system, whichever is applicable, on any distribution payment date. We have no basis for estimating the number of shares that will be sold. We will not pay any selling commissions or any marketing contribution in connection with the sale of shares pursuant to the DRP.

LEGAL MATTERS

Venable LLP, Baltimore, Maryland, has passed upon the legality of the common stock offered hereby.

EXPERTS

The consolidated financial statements of Inland Real Estate Income Trust, Inc. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule III, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The following financial statements have also been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing:

•                  the Combined Historical Summary of Gross Income and Direct Operating Expenses of The Landing at Ocean Isle Beach, Harvest Square, Heritage Square, The Shoppes at Branson Hills, Branson Hills Plaza, Copps Grocery Store, Fox Point Plaza and Shoppes at Prairie Ridge (“Kite Portfolio”) for the year ended December 31, 2013; and

•                  the Combined Historical Summary of Gross Income and Direct Operating Expenses of Eastside Junction, Fairgrounds Crossing, Prattville Town Center, Regal Court, The Shops at Hawk Ridge, Walgreens Plaza and Whispering Ridge (“Kite Portfolio II”) for the year ended December 31, 2013.

The audit reports related to the above historical summaries of gross income and direct operating expenses refer to the fact that the statements were prepared for the purpose of complying with the rules and regulations of the SEC and are not intended to be a complete presentation of revenues and expenses.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information that we file with it, which means that we can disclose important information about us to you by referring you to those documents. Any information referred to in this way will be regarded as appearing in this prospectus. To the extent that information appearing in a document filed later is inconsistent with prior information, the later information will modify and supersede the prior information, and the prior information, except as modified, will no longer be a part of this prospectus. We incorporate by reference into this prospectus the following documents:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on March 30, 2015, including the information specifically incorporated by reference from our definitive proxy statement for our 2015 Annual Meeting of Stockholders;
(b)	Quarterly Report on Form 10-Q for the period ended March 31, 2015 filed with the SEC on May 14, 2015;
(c)	Quarterly Report on Form 10-Q for the period ended June 30, 2015 filed with the SEC on August 13, 2015;
(d)	Definitive Proxy Statement filed with the SEC on April 8, 2015 in connection with our Annual Meeting of Stockholders held on June 4, 2015;
(e)	Registration Statement on Form 8-A12G (Reg. No. 000-55146) filed with the SEC on February 18, 2014 (which incorporates the description of common stock by reference to the “Description of Securities” section of the prospectus contained in our registration statement on Form S-11, as declared effective by the SEC on October 18, 2012 (Registration No. 333-176775));
(f)	Current Report on Form 8-K filed with the SEC on January 30, 2015;
(g)	Current Report on Form 8-K/A filed with the SEC on February 6, 2015 (includes financial statements of the acquired portion of Kite Portfolio and the required pro forma financial information);
(h)	Current Report on Form 8-K filed with the SEC on March 20, 2015 (includes financial statements of the acquired portion of Kite Portfolio II and the required pro forma financial information);
(i)	Current Report on Form 8-K filed with the SEC on April 13, 2015;
(j)	Current Report on Form 8-K filed with the SEC on June 4, 2015;
(k)	Current Report on Form 8-K filed with the SEC on August 13, 2015;
(l)	Current Report on Form 8-K filed with the SEC on October 6, 2015;
(m)	Current Report on Form 8-K filed with the SEC on October 9, 2015; and
(n)	all documents subsequently filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the DRP.

Any information that is deemed to be “furnished,” rather than “filed,” with the SEC is not incorporated by reference herein. All of the documents that we have incorporated by reference into this prospectus are available on the SEC’s website, www.sec.gov. In addition, these documents can be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies also can be obtained by mail from the public reference room at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

In addition, we will provide to each person, including any beneficial owner of our common stock, to whom this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus, as supplemented, but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Roberta S. Matlin, 800-826-8228. The documents also may be accessed on our website at www.inlandincometrust.com. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act. Therefore, we file reports and other information with the SEC. You may inspect and copy reports, proxy statements and other information we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, stockholders will receive annual reports containing audited financial statements with a report thereon by our independent certified public accountants. This prospectus does not contain all information set forth in the Registration Statement and exhibits thereto which we have filed with the SEC under the Securities Act and to which reference is hereby made. We file information electronically with the SEC, and the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including Inland Real Estate Income Trust, Inc.) that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

EXHIBIT A

INLAND REAL ESTATE INCOME TRUST, INC.

AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

Inland Real Estate Income Trust, Inc. (the “Company”), as a service to its stockholders, hereby offers participation in its amended and restated distribution reinvestment plan (the “Plan”). The Plan is designed to provide participants with a simple, convenient and economical way to purchase shares of the Company’s common stock. Stockholders who choose not to participate in the Plan will receive cash distributions, as declared and paid by the Company.

To aid in your understanding of the question-and-answer statements set forth below, you may find the following basic definitions useful:

“Shares registered in your name” means shares of the Company’s common stock for which you are the owner of record. If you own shares of the Company’s common stock but are not the owner of record for those shares, it is likely that the shares you own are registered in the name of another (e.g., in the name of a bank or trustee holding shares of common stock on your behalf) and are held for you by the registered owner in an account in your name.

“Shares enrolled in the Plan” means shares registered in your name that you have chosen to enroll in the Plan. Distributions on all shares enrolled in the Plan are automatically reinvested in additional shares of the Company’s common stock. You do not have to enroll all of your shares of common stock in the Plan.

The following question-and-answer statements define the Plan, effective as of November 2, 2015.

Purpose

1. What is the purpose of the Plan?

The purpose of the Plan is to provide eligible stockholders (see Question 5) with a simple and convenient way to invest cash distributions in additional shares of the Company’s common stock. The Plan is intended to be used by you as a vehicle for long-term investment in the Company’s common stock.

Maximum Ownership of Shares. To maintain the Company’s qualification as a REIT, no more than 50% of its outstanding shares of common stock may be owned directly or indirectly by five or fewer individuals at any time during July through December of each year. To ensure that the Company meets this test, its charter provides that no person may own more than 9.8% in value of its issued and outstanding stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of its issued and outstanding common stock. Therefore, to the extent that any purchase of shares of common stock under the Plan would cause you to own in excess of 9.8% in value of the Company’s issued and outstanding stock or 9.8% in value or in number of shares, whichever is more restrictive, of the Company’s issued and outstanding common stock, you may not reinvest your distributions to purchase additional shares of common stock.

Investment Options

2. What investment options are available to participants in the Plan?

The Plan provides two options for purchasing additional shares of common stock:

Full Distribution Reinvestment Option. You may have cash distributions on all of your shares of common stock automatically reinvested; or

Partial Distribution Reinvestment Option. You may reinvest distributions on a percentage of the shares of common stock you own and continue to receive cash distributions on the other shares registered in your name. You can take advantage of this option by enrolling in the Plan only that percentage of your shares for which you wish to reinvest distributions.

Benefits and Disadvantages

3. What are the benefits and disadvantages of the Plan?

Benefits. Before deciding whether to participate, you should consider the following benefits of the Plan:

•	You may purchase additional shares of the Company’s common stock by automatically reinvesting cash distributions on all, or less than all, of the shares registered in your name. You will continue to receive cash distributions for those shares of common stock that you choose not to enroll in the Plan.
•	No commissions, brokerage fees or service charges will be paid by you in connection with purchases under the Plan.
•	Your funds will be fully invested because the Plan permits fractions of shares of common stock to be purchased for you and registered in your name. Distributions on such fractions, as well as on whole shares, will be reinvested in additional shares of common stock and registered in your name.
•	Regular statements from the Administrator (as defined below) reflecting all current activity in your account, including purchases, sales and latest balance, will simplify your recordkeeping.

Disadvantages. Before deciding whether to participate, you should consider the following disadvantages of the Plan:

•	You will be treated for U.S. federal income tax purposes as receiving a distribution equal to the fair market value of the shares of common stock purchased for you as a result of the reinvestment of cash distributions. This distribution will be taxable to the extent of the Company’s current and accumulated earnings and profits (and to the extent the distribution exceeds both the Company’s current and accumulated earnings and profits and the tax basis in your shares of common stock). Accordingly, you may have a tax liability without a corresponding distribution of cash with which to pay the liability when it comes due.
•	You may not know the actual number of shares of common stock purchased for you as a result of the reinvestment of cash distributions until after the applicable Distribution Payment Date, as defined in Question 16.
•	You may incur income taxes, as described in Question 20.
•	We may amend, suspend, modify or terminate the Plan at any time, without the prior consent of participants in the Plan.

Administration

4. Who administers the Plan for participants?

DST Systems, Inc. (the “Administrator”) administers the Plan, keeps records, sends statements of account to each participant, and performs other duties related to the Plan. Shares purchased under the Plan will be registered in your name.

The Company, in conjunction with the Administrator, may adopt rules and regulations to facilitate the administration of the Plan. The Company reserves the right to interpret the provisions of the Plan, and any rules and regulations adopted in accordance therewith, in its sole discretion. The determination of any matter with respect to the Plan made by the Company in good faith shall be final and conclusive and binding on the Administrator and all participants in the Plan. The Administrator currently acts as distribution disbursing and transfer agent and registrar for the Company’s common stock and may have other business relationships with the Company from time to time.

For answers to questions regarding the Plan and to request Plan forms, please contact the Company at (800) 826-8228.

Eligibility and Enrollment

5. Who is eligible to participate?

If you are a stockholder in the Company and have shares registered in your name, you are eligible to participate in the Plan. If your shares of common stock are registered in a name other than your own (e.g., in the name of a bank or trustee holding shares of common stock on your behalf) and you want to participate in the Plan, you should consult directly with the entity holding your shares to determine if they can enroll in the Plan. You will not be eligible to participate in the Plan, however, if you reside in a jurisdiction in which it is unlawful, or where it is unduly burdensome, for the Company or the Administrator to let you participate.

The Company reserves the right to reject the enrollment of any participant who has abused the Plan through excessive sales, terminations and enrollments, or otherwise (see Questions 1 and 26).

6. When may an eligible person join the Plan?

If you are eligible to participate as described in Question 5 and have been furnished a copy of the Company’s prospectus, you may join the Plan at any time. Your enrollment will become effective as described below in Question 12.

7. What happens if a participant’s financial condition changes after enrollment?

You must notify the Administrator in the event that, at any time during your participation in the Plan, there is any material change in your financial condition, as compared to information previously provided to your broker or financial advisors, or inaccuracy of any representation under the subscription agreement for your initial purchase of securities, including specifically with respect to the concentration limits applicable to residents of certain states. A “material change” also includes any anticipated or actual material decrease in your net worth or annual gross income, or any other material change in circumstances that may be likely to cause you to fail to meet the minimum income and net worth standards or the concentration limits set forth in the Company’s prospectus for your initial purchase of shares or cause your broker or financial advisor to determine that an investment in shares of the Company’s common stock is no longer suitable and appropriate for you.

8. How does an eligible person join the Plan?

You may join the Plan by completing the appropriate section of the subscription agreement or submitting a distribution election form. In the event you wish to enroll shares of common stock that are registered in more than one name (i.e., joint tenants, trustees, etc.), all registered stockholders must sign the subscription agreement.

You should send any original subscription agreement to the address indicated on your subscription agreement. You should send any distribution election forms to the address set forth on the form.

9. Is partial participation possible under the Plan?

Yes. You may elect to enroll in the Plan all, or less than all, of the shares registered in your name.

10. For what reinvestment options does the Election Form provide?

By joining the Plan, you authorize the Administrator to invest in accordance with the Plan all cash distributions paid on your shares then or subsequently enrolled in the Plan. The Plan also provides for the partial enrollment in the Plan of your shares of common stock. If you do not wish all of the shares of common stock held in your name to be enrolled in the Plan, you may designate the percentage of shares of common stock you do wish enrolled.

11. How may a participant change options under the Plan?

As a participant, you may change your reinvestment options at any time by requesting a distribution election form and returning it to the Administrator at the address set forth on the form. Any change in reinvestment option must be received by the Administrator not later than five days prior to the next Distribution Payment Date in order to make a change with respect to that distribution payment (see also Questions 12, 14 and 16).

12. When does enrollment in the Plan become effective?

Your signed subscription agreement or distribution election form will be processed as quickly as practicable after its receipt by the Administrator. Reinvestment of cash distributions on your shares enrolled in the Plan will take place as follows:

•	If your signed subscription agreement or distribution election form is received by the Administrator prior to the Distribution Payment Date, reinvestment of distributions on your enrolled shares of common stock will begin with that Distribution Payment Date.
•	If your signed subscription agreement or distribution election form is received by the Administrator on or after the Distribution Payment Date, that distribution payment will be made in cash and reinvestment of distributions on your enrolled shares of common stock will begin with the next following Distribution Payment Date.

For a discussion of record dates and Distribution Payment Dates, see Questions 14 and 16.

Costs

13. Are there any costs to participants in the Plan?

All costs to administer the Plan are paid by the Company, except that you may incur income taxes as a result of your participation in the Plan (see Question 20).

Purchases

14. When are the record dates and Distribution Payment Dates for the Company’s distributions?

You should not assume that the Company will pay distributions or pay them in any particular amount or on any particular date. The Company’s board of directors will establish Distribution Payment Dates and corresponding record dates.

The Company currently has no plans to declare any special or extraordinary distributions. However, should any such special distribution be declared, the amount due on shares enrolled in the Plan, unless otherwise advised by the Company, will be paid to your account under the Plan and invested in accordance with the Plan, subject to your right to withdraw at any time.

15. What is the source of shares purchased under the Plan?

The sole source of shares purchased under the Plan is newly issued shares of common stock purchased directly from the Company.

16. When will shares be purchased under the Plan?

Cash distributions reinvested under the Plan will be applied to the purchase of shares of common stock on the dates that cash distributions are paid on the Company’s common stock (each, a “Distribution Payment Date”). Shares generally will be purchased for you and registered in your name on the Distribution Payment Date.

17. What will be the price of the shares purchased under the Plan?

The price per share for shares of common stock purchased for you under the Plan on any Distribution Payment Date will be equal to $9.50 per share, which is 95% of the last price at which shares were offered by the Company in its “best efforts” public offering of its shares, until such time as the Company reports an estimated value of its shares. On and after the date on which the Company reports an estimated value of its shares, the price per share under the Plan will be equal to the estimated value of a share, as determined by the Company’s board of directors and reported by the Company from time to time. Assuming that the Plan has not been terminated or suspended in connection with a listing, if a listing occurs, the price per share for shares of common stock purchased for you under the Plan will be equal to 100% of the average daily open and close sales price per share, as reported by the national securities exchange or inter-dealer quotation system, whichever is applicable, on any Distribution Payment Date.

18. How many shares will be purchased for participants?

The number of shares of common stock purchased for you depends on the aggregate amount of your cash distributions and the purchase price per share, determined in accordance with Question 17. A number of shares of common stock, including fractions computed to three decimal places, equal to the aggregate amount of your cash distributions on any particular Distribution Payment Date, less taxes on distributions (if applicable, see Question 20 and Question 21), divided by the applicable purchase price per share, will be purchased for you and registered in your name. The Administrator and the Company will not accept orders to purchase a specific number of shares or to purchase on days other than the applicable Distribution Payment Date. The Company will not purchase shares of common stock for you under the Plan to the extent that the purchase would cause you to own in excess of 9.8% in value of the Company’s issued and outstanding shares of stock or 9.8% in value or in number of shares, whichever is more restrictive, of its issued and outstanding shares of common stock, unless those limitations are waived by the Company’s board of directors.

19. Will shares purchased through the Plan earn distributions?

Yes. All shares purchased through the Plan, including fractional shares, will be entitled to any distributions when and as declared by the Company. Only shares of common stock held as of a record date for a given distribution are entitled to that distribution.

Taxes

20. What are the U.S. federal income tax consequences of participation in the Plan?

The Company believes the following to be an accurate summary of the U.S. federal income tax consequences for Plan participants as of the effective date of this Plan. You are urged to consult with your own tax advisor to determine the particular tax consequences that may result from your participation in the Plan and the subsequent disposition by you of shares of common stock purchased pursuant to the Plan.

(1) Cash distributions reinvested under the Plan are, in effect, treated for U.S. federal income tax purposes as having been received in cash on the Distribution Payment Date even though they are used to purchase additional shares of common stock. You will be treated for U.S. federal income tax purposes as having received, on the Distribution Payment Date, a distribution equal to the sum of (a) the fair market value of any common stock purchased under the Plan (including common stock purchased through reinvestment of dividends on shares held in your account), and (b) any cash distributions actually received by you with respect to your shares of common stock not included in the Plan, and such distribution (provided it is not designated as a capital gain dividend or qualified dividend income) will constitute a taxable dividend to the extent of the Company’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) allocable to the distribution. Distributions in excess of the Company’s current and accumulated earnings and profits first will constitute a tax-deferred return of capital that reduces the tax basis in your shares, but not below zero, and then capital gain to the extent the excess distribution exceeds the tax basis in your shares.

(2) The tax basis per share of common stock purchased under the Plan is the fair market value of the share on the Distribution Payment Date on which the share was purchased for you and registered in your name.

(3) The holding period for shares of common stock acquired with reinvested distributions generally will begin on the day following the Distribution Payment Date on which the shares were purchased for you and registered in your name (see Question 16).

(4) A gain or loss may be recognized upon your disposition of common stock purchased through the Plan. The amount of gain or loss recognized will be the difference between the cash and fair market value of property received for the whole or fractional shares of common stock and your tax basis in the whole or fractional shares of common stock. Generally, any gain or loss recognized on the disposition of common stock acquired under the Plan will be treated for U.S. federal income tax purposes as a capital gain or loss.

21. How are U.S. federal income tax withholding provisions applied to participants in the Plan?

If you fail to furnish a valid taxpayer identification number to the Administrator and fail to certify that you are not subject to backup withholding, then the Administrator is required by law under the backup withholding rules to withhold taxes from the amount of distributions and the proceeds from any sale of your shares. Under certain other circumstances, you also may be subject to backup withholding. The withheld amount will be deducted from the amount of distributions and the remaining amount of distributions reinvested. In the case of a sale, the withheld amount will be deducted from the sale proceeds and the remaining amount will be sent to you.

If you are a non-U.S. stockholder you must provide the required U.S. federal income tax certifications to establish your status as a non-U.S. stockholder in order for backup withholding not to apply to you. You also must provide the required certifications if you wish to claim the benefit of exemptions from U.S. federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence. If you are a non-U.S. stockholder participating in the Plan whose dividends are subject to U.S. federal income tax withholding, the appropriate amount will be withheld and the balance will be applied to purchase shares of common stock, which will be registered in your name.

Reports to Participants

22. What kinds of reports will be sent to participants in the Plan?

A summary statement of your account will be mailed to you by the Administrator on a monthly basis until the end of 2015 and, thereafter, on a quarterly basis. These statements are your continuing record of current activity including the cost of your purchases and proceeds from your sales in the Plan. In addition, you will be sent copies of other communications sent to holders of the Company’s common stock, including the Company’s annual report, the notice of annual meeting, proxy statement, and the information you will need for reporting your distribution income for U.S. federal income tax purposes. If, after receiving and reviewing this information, you no longer wish to participate in the Plan, you may withdraw from the Plan in accordance with the terms set forth in Questions 24 and 25 below.

All notices, statements and reports from the Administrator and Company to you will be addressed to your latest address of record with the Administrator. Therefore, you must promptly notify the Administrator of any change of address. To be effective with respect to mailings of distribution checks, address changes must be received by the Administrator five business days prior to the next Distribution Payment Date.

Certificates for Shares

23. Will certificates be issued for shares purchased?

No. Shares of the Company’s common stock purchased through the Plan will be issued in book entry form only. This means that we will not issue actual share certificates to you or any holders of the Company’s common stock. The use of book entry only registration protects you against loss, theft or destruction of stock certificates and reduces costs. Shares of common stock purchased through the Plan will be registered in your name. The number of shares of common stock registered in your name will be shown on your statement of your account.

Termination of Participation

24. When may a participant terminate participation in the Plan?

You may request termination of your participation in the Plan at any time. Any distributions earned subsequent to the effective date of your termination will be paid to you by check unless you re-enroll in the Plan.

25. How does a participant terminate participation in the Plan?

To terminate your participation in the Plan, you must notify the Administrator that you wish to do so. An election form should be sent to the address set forth on the election form.

26. May an individual’s participation be terminated by the Company or the Administrator?

The Company reserves the right to terminate the participation of any participant who, in the Company’s sole discretion, is abusing the Plan or causing undue expense. The Company also reserves the right to suspend or terminate the Plan with respect to participants in one or more jurisdictions.

Sales of Shares

27. What happens when a participant sells or transfers all of his or her shares?

If you sell or transfer all the shares registered in your name, your participation in the Plan will automatically terminate. Any distributions received after your disposition of the shares (for example, if the shares of common stock are disposed after the record date and before the Distribution Payment Date), will be paid in cash.

28. What happens when a participant sells or transfers some but not all of his or her shares?

If you have elected the “Full Distribution Reinvestment” option described in Question 2, and you transfer or sell a portion of the shares registered in your name, then the Administrator will continue to reinvest the distributions on all remaining shares registered in your name.

If you have elected the “Partial Distribution Reinvestment” option described in Question 2 by enrolling in the Plan only a percentage of the shares you own, and you transfer or sell a portion of the shares registered in your name, then the Administrator will continue to reinvest the distributions on the remaining shares registered in your name up to the number of shares originally enrolled in the Plan. For example, if you requested the Company to enroll in the Plan 50% of the 100 shares registered in your name, and then you transferred or sold 20 shares, the Company would continue to reinvest the distributions on 40 shares. If instead, you transferred or sold 80 shares, the Company would continue to reinvest the distributions on 10 shares.

Other Information

29. What are the responsibilities of the Administrator and the Company under the Plan?

Subject to the limitations contained in the Company’s charter, the Administrator and the Company will not be liable under the Plan for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising with respect to the prices or times at which shares are purchased for you or any change in the market value of the Company’s common stock.

You should not assume that the Company will pay distributions or pay them in any particular amount or on any particular date.

You should recognize that neither the Administrator nor the Company can assure you of a profit or protect you against a loss on the shares of common stock purchased by you under the Plan.

30. May the Plan be changed or discontinued?

Notwithstanding any other provisions of the Plan, the Company reserves the right to amend, modify, suspend or terminate the Plan at any time, in whole or in part, or in respect to participants in one or more jurisdictions, without the prior consent of participants in the Plan. In the event that the Company amends, suspends or terminates the Plan, however, the Company will mail participants notice of the change at least ten calendar days prior to the change, and the Company will disclose the change in a report filed with the SEC on either Form 8-K, Form 10-Q or Form 10-K, as appropriate.

INLAND REAL ESTATE INCOME TRUST, INC.

Prospectus
Amended and Restated Distribution Reinvestment Plan
25,000,000 Shares of Common Stock

ALPHABETICAL INDEX	PAGE

AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN	A-1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	3

DILUTION	9

EXPERTS	14

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	15

LEGAL MATTERS	14

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	10

PLAN OF DISTRIBUTION	14

PROSPECTUS SUMMARY	1

RISK FACTORS	2

SUMMARY OF OUR AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN	4

USE OF PROCEEDS	9

WHERE YOU CAN FIND ADDITIONAL INFORMATION	16

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder will, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

October 19, 2015

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be paid in connection with the sale of common stock being registered by Inland Real Estate Income Trust, Inc., sometimes referred to herein as the “Registrant,” all of which will be paid by the Registrant. All amounts are estimates, except the registration fee, and assume the sale of 25,000,000 shares.

SEC Registration Fee	$0
Printing and Postage Expenses	25,000	]
Legal Fees and Expenses	100,000
Accounting Fees and Expenses	60,000
Blue Sky Fees and Expenses	100,000
Total expenses	$285,000

Item 15. Indemnification of Directors and Officers

Article XIII of our charter provides as follows:

Section 13.3 Indemnification.

(a) Subject to the limitations set forth under Maryland law and in paragraphs (b), (c) and (d) of this Section 13.3, the company shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay, advance or reimburse reasonable expenses to any director, officer and employee of the company and our business manager and our real estate managers and each of their affiliates (each an “Indemnified Party”) from and against any liability or loss to which the Indemnified Party may become subject or which the Indemnified Party may incur by reason of his, her or its service as a director, officer or employee of the company, our business manager, our real estate managers and their respective affiliates.

(b) The company shall not indemnify an Indemnified Party unless: (i) the directors have determined, in good faith, that the course of conduct that caused the loss or liability was in the best interest of the company; (ii) the Indemnified Party was acting on behalf of or performing services on the part of the company; (iii) the liability or loss was not the result of gross negligence or willful misconduct by any independent director or negligence or misconduct by any other Indemnified Party (excluding the independent directors); and (iv) the indemnification is recoverable only out of the Net Assets of the company and not from the stockholders.

(c) Notwithstanding anything to the contrary in Section 13.3(b) hereof, the company shall not indemnify a director, officer or employee of the company or our business manager or any real estate manager or their affiliates for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular person; (ii) the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular person; or (iii) a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made and the court considering the request has been advised of the position of the Securities and Exchange Commission and the published opinions of any state securities regulatory authority in which securities of the company were offered or sold as to indemnification for violations of securities laws.

(d) The company shall advance amounts to an Indemnified Party for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought, only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services by the person, for or on behalf of the company; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves advancement; and (iii) the Indemnified Party receiving advances undertakes in writing to repay the advanced funds to the company, together with the applicable legal rate of interest thereon, in cases in which such party is found not to be entitled to indemnification.

(e) The company shall have the power to purchase and maintain insurance or provide similar protection on behalf of an Indemnified Party against any liability or loss asserted that was incurred in any such capacity with the company or arising out of such status. Nothing contained herein shall constitute a waiver by any Indemnified Party of any right which he, she or it may have against any party under federal or state securities laws. The company shall also have power to enter into any contract for indemnity and advancement of expenses with a director, officer, employee or agent to the extent consistent with law and this charter.

The Maryland General Corporation Law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and provides that a Maryland corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to any proceeding by reason of service in that capacity unless it has been established that (1) the act or omission was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; or (2) the individual actually received an improper personal benefit in money, property, or services; or (3) in the case of a criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the individual is fairly and reasonably entitled to indemnification, even though the individual did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director, officer, employee or agent upon the corporation’s receipt of (x) a written affirmation by the individual of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (y) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our bylaws provide that neither the amendment, nor the repeal, nor the adoption of any other provision of the charter or the bylaws will apply to or affect, in any respect, the indemnitee’s right to indemnification for actions or failures to act which occurred prior to such amendment, repeal or adoption. To the extent that the indemnification may apply to liabilities arising under the Securities Act, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and, therefore, unenforceable.

We may purchase and maintain insurance or provide similar protection on behalf of any director, officer, employee or agent against any liability incurred in any such capacity with us or on our behalf. We may enter into any contract requiring us to indemnify and advance expenses with any director, officer, employee or agent as may be determined by the board and as permitted by our charter.

Item 16. Exhibits

The list of exhibits filed as part of this Registration Statement on Form S-3 is submitted in the Exhibit Index following the signature pages herein.

Item 17. Undertakings

(a) The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act; (2) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1), (2) and (3) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) The Registrant undertakes (1) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The Registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on the 19th day of October, 2015.

INLAND REAL ESTATE INCOME TRUST, INC.

By:	/s/ JoAnn M. McGuinness
Name:	JoAnn M. McGuinness
Its:	President and principal executive officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Roberta S. Matlin and Cathleen M. Hrtanek and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all pre- and post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes, may lawfully do or cease to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Daniel L. Goodwin	Director and Chairman of the Board	October 19, 2015
Name:	Daniel L. Goodwin

By:	/s/ Lee A. Daniels	Director	October 19, 2015
Name:	Lee A. Daniels

By:	/s/ Stephen Davis	Director	October 19, 2015
Name:	Stephen Davis

By:	/s/ Gwen Henry	Director	October 19, 2015
Name:	Gwen Henry

By:	/s/ Bernard J. Michael	Director	October 19, 2015
Name:	Bernard J. Michael

By:	/s/ Mitchell A. Sabshon	Director and Chief Executive Officer	October 19, 2015
Name:	Mitchell A. Sabshon

By:	/s/ JoAnn M. McGuinness	Director, President and Chief Operating Officer (principal executive officer)	October 19, 2015
Name:	JoAnn M. McGuinness

By:	/s/ Catherine L. Lynch	Chief Financial Officer (co-principal financial officer)	October 19, 2015
Name:	Catherine L. Lynch

By:	/s/ David Z. Lichterman	Vice President, Treasurer and Chief Accounting Officer (co-principal financial officer and principal accounting officer)	October 19, 2015
Name:	David Z. Lichterman

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Distribution Reinvestment Plan, included as Exhibit A to the prospectus

4.2*	Share Repurchase Program (incorporated by reference to Exhibit 4.2 to Amendment No. 3 to the Registrant’s Form S-11 Registration Statement, as filed by the Registrant with the Securities and Exchange Commission on August 2, 2012 (file number 333-176775))

5.1	Opinion of Venable LLP as to legality of securities (filed herewith)

23.1	Consent of Venable LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (included on the signature page of the registration statement)

99.1	Form of Distribution Election Change Form (filed herewith)

* Previously filed.